Exhibit 10.40

SHARE PURCHASE AGREEMENT

Between

WILLBROS GROUP, INC.

As Seller

And

ASCOT OFFSHORE NIGERIA LIMITED

As Purchaser

February 7, 2007

i

EXHIBITS:*

A - Intellectual Property License Agreement

B - Transition Services Agreement

SCHEDULES:*

Disclosure Schedule

Schedule 4.2 - Purchaser’s Consents

*Omitted. The Company agrees to furnish supplementally a copy of any omitted exhibit, schedule or similar attachment to the Securities and Exchange Commission upon its request.

ii

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made and entered into as of the 7th day of February, 2007, by and between Willbros Group, Inc., a corporation organized under the laws of the Republic of Panama (“Seller”); and Ascot Offshore Nigeria Limited, a company organized under the laws of the Federal Republic of Nigeria (“Purchaser”).

WITNESSETH

WHEREAS, Seller owns all of the issued and outstanding share capital of WG Nigeria Holdings Limited, a company organized under the laws of the Cayman Islands (the “Company”), which is engaged in the Business as defined below; and

WHEREAS, Purchaser desires to acquire, and Seller desires to sell, said share capital of the Company; and

WHEREAS, Purchaser and Seller (the “Parties”) desire to evidence their agreement to the terms and conditions of the purchase and sale of said share capital of the Company as set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, and mutual covenants hereinafter set forth, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. For purposes of this Agreement and any Exhibit or Schedule to this Agreement, each of the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise.

“Agreement” means this Share Purchase Agreement, as amended, supplemented or modified from time to time in accordance with the express terms hereof.

“Balance Sheet Date” means September 30, 2006.

“Basket” has the meaning specified in Section 6.3(b).

“Business” means the engineering, procurement, construction and other support services for onshore, coastal and offshore locations provided by the Subsidiaries in relation to Nigeria primarily, but also temporarily now in Togo, Benin and Ghana; the Business being described with more particularity in the SEC Filings.

“Claim” means a claim for indemnification under Section 6.1.

“Closing” means the consummation of the purchase and sale of the Shares contemplated by this Agreement.

“Closing Balance Sheet” means the combined balance sheet of the Company and the Subsidiaries as of the Closing Date, prepared in accordance with GAAP.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Purchase Price” means U.S.$155,250,000

“Company” has the meaning specified in the first preamble to this Agreement.

“Company Contracts” means all of the following to which the Company or any of the Subsidiaries is a party, or by which the Company or any of the Subsidiaries is bound, or by which any property or assets owned, used or held for use by the Company or any of the Subsidiaries may be bound: (i) any lease of tangible personal property having rentals in excess of U.S.$500,000, in the aggregate, due over the remaining term of the lease; (ii) any construction, engineering, EPC or similar contract pursuant to which the Company or any of the Subsidiaries provides services, intellectual property, materials or other goods under which a client is expected to pay to the Company or any of the Subsidiaries an aggregate amount in excess of U.S.$500,000, during any six-month period following the Closing Date; (iii) any procurement contract or other similar contract or agreement pursuant to which the Company or any of the Subsidiaries is obligated to purchase in excess of U.S.$500,000, in the aggregate, in products or services; (iv) any contract, agreement, arrangement or commitment which materially restricts the conduct of any line of business of the Company or any of the Subsidiaries; (v) any contract or agreement with or benefiting any director or officer of the Company or any of the Subsidiaries, exclusive of salary and payments under a Company Employee Benefit Plan; (vi) any agreement, indenture or other instrument relating to the borrowing of money by the Company or any of the Subsidiaries; (vii) any agreement pursuant to which the Company or any of the Subsidiaries is obligated to lend money or make advances to any person (other than routine employee advances in the ordinary course of business); (viii) any agreement, arrangement or commitment of the Company or any of the Subsidiaries to guarantee the obligations of or to indemnify or exonerate from liability any Person, including any director or officer of the Company or any of the Subsidiaries (other than pursuant to applicable law or the Organizational Documents of the Company or any of the Subsidiaries); (ix) any agreement or arrangement relating to the voting or disposition of any securities of the Company or any of the Subsidiaries; (x) any other contract, commitment or agreement which involves more than U.S.$500,000, in aggregate consideration; (xi) any partnership, joint venture or other agreement pursuant to which the Company or any of the Subsidiaries holds an equity interest in any Person; and (xii) any amendment, supplement and modification, oral or written, of any of the foregoing; provided, however, that the foregoing definition of “Company Contracts” shall not include any Company Employee Benefit Plan.

“Company Employee Benefit Plans” means any pension, gratuity schemes, provident fund schemes, the Nigerian National Housing Fund Scheme and the Nigerian National Social Insurance Trust Fund Scheme, profit sharing, severance pay, sick leave, vacation pay, salary continuation for disability, retirement, deferred compensation, bonus, long-term incentive, hospitalization, medical insurance or life insurance program or plan maintained by the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries has contributed or is obligated to contribute or in which any employee of the Company or any of the Subsidiaries participates.

“Company Financial Statements” has the meaning specified in Section 4.1(j).

“Company Permits” means the permits, licenses, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of the Business or the lawful ownership, use and operation of the assets of the Company or any of the Subsidiaries.

“Confidentiality Agreement” means the letter agreement dated September 13, 2006, between Purchaser and Seller relating to the furnishing of information to Purchaser in connection with Purchaser’s evaluation of the possibility of the transaction contemplated in this Agreement.

“Current Assets” means the current assets reflected on the combined balance sheet of the Company and the Subsidiaries at any given date, determined in accordance with GAAP.

“Current Liabilities” means the current liabilities reflected on the combined balance sheet of the Company and the Subsidiaries at any given date, determined in accordance with GAAP.

“Damages” has the meaning specified in Section 6.1.

“Data Room Documentation” means all documents, information and matters referred to and posted on Seller’s secure website at https://services.intralinks.com as of the Closing Date. Purchaser acknowledges that it has received permission from Seller to access the secure website and all such documents and matters.

“Deposit” has the meaning specified in Section 2.2(a).

“Disclosure Schedule” means: (i) the Disclosure Schedule attached hereto, (ii) any documents referred to on such Disclosure Schedule, (iii) any document or matter referred to in the SEC Filings, (iv) any Data Room Documentation, and (v) any Due Diligence Documentation, all of which shall be deemed to be incorporated by reference in the Disclosure Schedule and thereby disclosed to Purchaser. A disclosure made under any Section of the Disclosure Schedule shall be deemed to be a disclosure under all Sections of the Disclosure Schedule.

“Dispute” has the meaning specified in Section 7.10(a).

“Due Diligence Documentation” means all documents, information and matters provided by Seller to Purchaser and its advisors during meetings between the Parties, whether such meetings took place in the Federal Republic of Nigeria, Ghana, the United Kingdom, the United States of America or any other location.

“Effective Time” means the opening of business on the Closing Date.

“Environmental Law” means any applicable statute, code, ordinance, rule, regulation, policy, license, judgment, order, writ, decree, injunction or other authorization in effect on the date hereof or at a previous time in any of the Relevant Countries relating to (a) emissions, discharges or releases of Hazardous Materials into the natural environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater or land; or (b) otherwise relating to the pollution of, or damage to, the environment.

“EPC” means engineering, procurement and construction.

“FCPA” has the meaning specified in Section 5.5.

“Frontier” has the meaning specified in Section 4.3.

“GAAP” means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor), as practiced by Seller, consistently applied.

“Governmental Action” means any authorization, application, approval, consent, exemption, filing, license, notice, registration, permit or other requirement of, to or with any Governmental Authority.

“Governmental Authority” means any national, state, county or municipal government or any agency, board, bureau, commission, court, department or other instrumentality of any such government in any of the Relevant Countries.

“Guaranty” has the meaning specified in Section 2.2(b).

“Hazardous Material” means (a) any hazardous substance, hazardous waste or solid waste, in each case as defined by applicable Environmental Law; or (b) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any applicable Environmental Law.

“Hebert” has the meaning specified in Section 4.3.

“Indemnified Person” has the meaning specified in Section 6.1.

“Indemnifying Party” has the meaning specified in Section 6.1.

“Independent Accounting Firm” means Deloitte Touche Tohmatsu or another mutually agreed independent accounting firm.

“Intellectual Property License Agreement” means an agreement to be entered into at the Closing between Purchaser and Seller, substantially in the form set forth as Exhibit A, providing for the Seller’s license to Purchaser of Purchaser’s use of the “Willbros” name and trademark in certain territory.

“Investigations” means the ongoing investigations by the U.S. Department of Justice, the SEC and the Office of Foreign Assets Control of the U.S. Department of the Treasury into the actions of certain former employees of subsidiaries of Seller in connection with the Business, being described with more particularity in the SEC Filings.

“JPMorgan” has the meaning specified in Section 4.3.

“Knowledge” (whether or not capitalized) means (a) with respect to a natural Person, the actual knowledge of that Person, and (b) with respect to a Person which is a business entity, the actual knowledge of each of the current senior management employees (rank of Senior Vice President or General Manager and above) of such entity.

“LCIA” has the meaning specified in Section 7.10(c).

“LIBOR” means

(a)	the applicable Screen Rate, or

(b)	if no Screen Rate is available for U.S. Dollars for the relevant period, the arithmetic mean of the rates (rounded upwards to four decimal places) supplied by the Reference Banks to leading banks in the London interbank market, at 11:00 a.m. (London time) on the day which is two business days before the first day of the relevant period.

“Lien” means any lien, mortgage, security interest, pledge, deposit, restriction, burden, encumbrance or other arrangement substantially equivalent thereto.

“Material Adverse Effect” means (a) when used with respect to the Company, a result or consequence that would materially adversely affect the financial condition, results of operations or business of the Company and the Subsidiaries (taken as a whole) or the aggregate value of their assets, or would materially impair the ability of the Company and the Subsidiaries (taken as a whole) to own, hold, develop and operate their assets; (b) when used with respect to Purchaser, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations or business of Purchaser and its subsidiaries (taken as a whole) or the aggregate value of their assets, would materially impair the ability of Purchaser to own, hold, develop and operate its assets, or would impair Purchaser’s ability to perform its obligations hereunder or consummate the transaction contemplated hereby; and (c) when used with respect to Seller, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations or business of Seller and its subsidiaries (taken as a whole) or the aggregate value of their assets, would materially impair the ability of Seller to own, hold, develop and operate its assets, or would impair Seller’s ability to perform its obligations hereunder or consummate the transaction contemplated hereby. An impact equivalent in value to 10 percent of the Purchase Price shall be deemed sufficient (but not necessary) to be materially adverse for the purposes hereof.

“Note” has the meaning specified in Section 2.2(b).

“Organizational Documents” means, as applicable, the Certificate or Articles of Incorporation, Bylaws, Memorandum and Articles of Association and similar documents that govern the organization of any entity.

“Parties” has the meaning specified in the third preamble to this Agreement.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies if the same are not at the particular time in question due and delinquent or are being contested in good faith by appropriate proceedings; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof for sums not yet due or being contested in good faith by appropriate proceedings; (c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation which would not, individually or in the aggregate, result in a Material Adverse Effect on the Company; (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property and not materially impairing the value of the assets of the Company and the Subsidiaries (taken as a whole) or interfering with the ordinary conduct of the Business; and (f) any defects, irregularities or deficiencies in title to real estate interests that are of record and do not materially adversely affect either the operations or the value of the assets of the Company and the Subsidiaries (taken as a whole).

“Person” (whether or not capitalized) means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, business trust or other entity or organization, whether or not a Governmental Authority.

“Pledge Agreement” has the meaning specified in Section 2.2(b).

“Purchase Price” means the Closing Purchase Price as adjusted pursuant to Section 2.3.

“Purchaser” has the meaning specified in the introductory paragraph of this Agreement.

“Purchaser Claims” has the meaning specified in Section 6.3(b).

“Purchaser Representative” means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative or agent authorized to act on behalf of Purchaser.

“Reference Banks” means HSBC Plc, Barclays Bank Plc and the Royal Bank of Scotland Plc.

“Reference Rate” means LIBOR.

“Related Persons” (whether or not capitalized) has the meaning specified in Section 6.1.

“Relevant Countries” means the U.S.A., the Cayman Islands, Panama, Nigeria, Ghana, Togo and Benin.

“Resolution Period” has the meaning specified in Section 2.3(b).

“Responsible Officer” means, with respect to either Party, the Chairman, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer or any Vice President of such Party.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for U.S. Dollars for the relevant period, displayed on page 3750 of the Telerate screen, or the equivalent page of the Reuters service if the Telerate system is no longer available. If the agreed page is replaced or service ceases to be available, the average of alternative pages or services, one chosen by each Party, displaying the appropriate rate shall apply.

“SEC” means the Securities and Exchange Commission of the United States of America.

“SEC Filings” means Seller’s 2004 Annual Report on Form 10-K and 2005 Annual Report on Form 10-K and Seller’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2006, June 30, 2006, and September 30, 2006, filed with the SEC and available for review on Seller’s website at http://www.willbros.com.

“Seller” has the meaning specified in the introductory paragraph of this Agreement.

“Seller Representative” means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative or agent authorized to act on behalf of Seller.

“Shares” means 93,771,000 shares of the ordinary share capital, par value U.S.$1.00 per share, of the Company.

“Subsidiaries” means WG Nigeria Equipment Limited, a company organized under the laws of the Cayman Islands (“WGNEL”), Willbros West Africa, Inc., a corporation organized under the laws of the Republic of Panama (“WWAI”), Willbros (Nigeria) Limited, a company organized under the laws of the Federal Republic of Nigeria (“WNL”), and Willbros (Offshore) Nigeria Limited, a company organized under the laws of the Federal Republic of Nigeria (“WONL”).

“Subsidiary” means any of the Subsidiaries, individually.

“Suffix” has the meaning specified in Section 4.3.

“Target Working Capital” means U.S.$53.7 million.

“Tax(es)” means taxes of any kind, levies or other like assessments, customs, duties, tariffs, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to any Governmental Authority, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any Tax Return or report.

“Tax Return” means any return, report, declaration, claim for refund, estimate, election, or information statement or bill relating to any non-Nigerian Tax, including any schedule or attachment thereto and any amendment thereof.

“Third-Party Consent” means the consent or approval of any Person other than Seller, the Company, Purchaser or any “Governmental Authority.

“Tominco” means Tominco Investments, Ltd., the Nigerian company that is not an Affiliate of Seller, that is a 40 percent shareholder of two of the Subsidiaries – WNL and WONL – and has the entitlement to appoint two directors to the Board of Directors of each of WNL and WONL, said directors being currently Mr. Peter Thomas and Mr. Jacob Tomisin, the principal shareholders of Tominco.

“Transition Services Agreement” means an agreement to be entered into at the Closing between Purchaser and Seller, substantially in the form set forth as Exhibit B, providing for the provision of services to the Company and the Subsidiaries by Seller and/or one or more of its Affiliates for a transitional period of time.

“UNCITRAL Rules” has the meaning specified in Section 7.10(c).

“U.S.$” or “U.S. Dollars” refers to lawful currency of the United States of America or an equivalent amount in another currency.

“Working Capital” means Current Assets minus Current Liabilities at any given date.

“Working Capital Statement” means a statement showing Current Assets, Current Liabilities and Working Capital as of the Closing Date.

1.2 Other Definitional Provisions.

(a) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b) Exhibits and Schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation.

(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e) Any reference in this Agreement to a statute, regulation, contract or agreement shall include reference to such statute, regulation, contract or agreement as amended or modified from time to time.

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1 Purchase and Sale. At the Closing, Purchaser shall purchase from Seller, and Seller shall sell to Purchaser, the Shares on the terms and subject to the conditions set forth in this Agreement.

2.2 Closing Purchase Price.

(a) Prior to execution of this Agreement, Purchaser shall have paid to Seller, as partial payment of the Closing Purchase Price, by wire transfer into a separate interest-yielding bank account designated by Seller, the sum of U.S.$16 million (the “Deposit”).

(b) In consideration for the purchase of the Shares, at the Closing (i) Purchaser shall pay to Seller, by wire transfer in immediately available funds, the sum of U.S.$134,000,000; (ii) Seller shall retain the Deposit (with interest accrued thereon); and (iii) Purchaser shall deliver to Seller a promissory note of Purchaser in the principal amount of U.S.$6,718,228, representing (1) the sum of U.S.$5,250,000, being the final payment of the Closing Purchase Price, and (2) the sum of U.S.$1,468,228, being the balance of the advance payment required to be made by Purchaser under the Transition Services Agreement, such principal amount being due and payable, along with accrued interest on the terms stated therein, by wire transfer in immediately available funds (A) in the amount of U.S.$1,468,228 on or before February 16, 2007, (B) in the amount of U.S.$2,625,000 on or before February 28, 2007, and (C) in the amount of U.S.$2,625,000 on or before August 1, 2007, in form and substance acceptable to Seller (the “Note”), such Note to be secured by (I) a guaranty by Berkeley Group plc, a company organized under the laws of the Federal Republic of Nigeria, in form and substance acceptable to Seller (the “Guaranty”), and (II) the pledge to Seller of the Shares, and the delivery to Seller of the certificates evidencing the Shares, pursuant to a Collateral Pledge and Security Agreement in form and substance acceptable to Seller (the “Pledge Agreement”).

(c) The Closing Purchase Price shall be subject to adjustment as set forth in Section 2.3.

2.3 Adjustment to Purchase Price. The Closing Purchase Price was determined based on the assumption that the Working Capital at the Closing Date will be equal to the Target Working Capital. The Closing Purchase Price is subject to adjustment as follows:

(a) Within 60 days after the Closing Date, Purchaser will cause the Company to prepare and provide to both Parties the Closing Balance Sheet and the Working Capital Statement.

(b) The Working Capital Statement and any associated Purchase Price adjustment shall become final and binding upon the Parties 30 days following the delivery to Seller of the Working Capital Statement, unless, within said 30-day period, Seller notifies Purchaser of its objection thereto in writing, which objection may only be that the Working Capital Statement was not properly prepared or computed in accordance with this Agreement. Any notice of objection shall specify in reasonable detail the reasons for objection. If Seller so notifies Purchaser of its objection to the Working Capital Statement, Purchaser and Seller shall negotiate in good faith to resolve any differences. If, within 30 days following the giving of such notice by Seller (the “Resolution Period”), any of such differences have not been resolved, then either Purchaser or Seller may submit the dispute to the Independent Accounting Firm. The Independent Accounting Firm will conduct its own review and evaluate those items or amounts in the Working Capital Statement relevant to the calculation of the Current Assets, Current

Liabilities and Working Capital as of the Closing Date and shall determine only those items still in dispute at the end of the Resolution Period and shall determine whether such items have been prepared in accordance with the terms of this Agreement. The Independent Accounting Firm will be granted reasonable access to all records of the Company and the Subsidiaries necessary for the conduct of such review, and the Parties agree to follow such procedures and make such submissions to the Independent Accounting Firm as it may request in conducting its review and making its determination under this Section 2.3(b). If so requested by the Independent Accounting Firm, each Party agrees to execute a reasonable engagement letter. The Independent Accounting Firm’s determination shall be made within 45 days after its engagement, or as soon thereafter as possible, shall be set forth in a written statement delivered to Purchaser and Seller and shall become final, conclusive, non-appealable and binding for all purposes hereunder upon delivery to Purchaser and Seller. The determination of the Independent Accounting Firm shall not be deemed an award subject to review under any statute. The fees and expenses of the Independent Accounting Firm in resolving any differences pursuant to this Section 2.3(b) shall be paid by the Parties as determined by the Independent Accounting Firm, which determination shall be made based on the resolution of the disputed items and the relative degree of success of each Party in such disputes.

(c) Within three business days after the Working Capital Statement becomes binding and conclusive on the Parties pursuant to Section 2.3(b), either (i) Purchaser shall pay to Seller the amount by which Working Capital, as reflected on the final Working Capital Statement, exceeds the Target Working Capital, or (ii) Seller shall pay to Purchaser the amount by which Working Capital, as reflected on the final Working Capital Statement, is less than the Target Working Capital, in either case with interest from the Closing Date until payment at a rate per annum equal to the Reference Rate in effect on the Closing Date. In either case, the amount of such payment shall be treated as an adjustment to the Closing Purchase Price.

ARTICLE III

CLOSING

3.1 Closing. The Closing will take place at the offices of Ince & Co., International House, 1 St. Katharine’s Way, London E1W 1UN, United Kingdom, on the date of this Agreement, or at such other time and place as the Parties may mutually agree (the “Closing Date”).

3.2 Closing Obligations. At the Closing:

(a) Seller shall deliver to Purchaser:

(i) the share certificate or certificates evidencing the Shares, together with a duly executed assignment separate from certificate, assigning and transferring the Shares to Purchaser;

(ii) the Transition Services Agreement;

(iii) the Intellectual Property License Agreement;

(iv) evidence of the transfer of certain equipment, vessels and assets to WGNEL;

(v) certified copies of the certificates of incorporation (or equivalent documents) of each of the Company and the Subsidiaries;

(vi) a certified copy of Seller’s board resolution authorizing the execution and performance of this Agreement, the Intellectual Property License Agreement and the Transition Services Agreement;

(vii) the original books of record of each of the Company and the Subsidiaries (including the minute books for directors and shareholders meetings and the share register or the equivalents thereof);

(viii) original irrevocable letters of resignation effective immediately after the Closing of all the directors and officers of the Company and the Subsidiaries;

(ix) original letter of resignation of the Company’s auditors effective immediately after the Closing;

(x) certificates from the Company’s banks certifying the Company’s bank account balances as of a date not more than three days prior to the Closing Date;

(xi) original documents sufficient to show that the Administrative Services Agreement entered into effective as of January 1, 1993, as amended, among Willbros International, Inc. (Panama), Willbros Engineering & Construction Company (Canada) and Willbros USA, Inc. (Delaware) has been terminated with respect to the Company and the Subsidiaries; and

(xii) such other certificates and documents as may be called for under this Agreement or as Purchaser shall reasonably request.

(b) Purchaser shall deliver, or cause to be delivered, to Seller:

(i) the cash portion of the Purchase Price, by wire transfer to the account designated by Seller, in immediately available funds;

(ii) the Note;

(iii) the Guaranty;

(iv) the Pledge Agreement, along with certificates evidencing the Shares;

(v) the Transition Services Agreement;

(vi) the Intellectual Property License Agreement;

(vii) a certified copy of Purchaser’s board resolution authorizing the execution and performance of this Agreement, the Intellectual Property License Agreement, the Transition Services Agreement, the Note and the Pledge Agreement; and

(viii) such other certificates and documents as may be called for under this Agreement, including Section 5.1, or as Seller shall reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser that the following statements are true and correct as of the Closing Date:

(a) Organization of Seller. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the Republic of Panama and has all requisite power and authority to own, lease and operate its properties, to conduct its business as presently conducted, and to enter into and perform its obligations under this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transaction contemplated hereby.

(b) Authority. Seller has full power and authority to execute and deliver this Agreement and to perform Seller’s obligations hereunder. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate and other action, and no further corporate or other action is necessary on the part of Seller for Seller to execute and deliver this Agreement and to consummate and perform its obligations hereunder and under the other agreements and instruments to be executed and delivered by it in connection with the transaction contemplated hereby.

(c) Validity and Binding Effect. This Agreement has been, and the other agreements, certificates and instruments to be executed and delivered by Seller in connection with the transaction contemplated hereby will be, duly executed and delivered on behalf of Seller, and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity.

(d) Noncontravention. Except as set forth in the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transaction contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Seller is subject; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under the Articles of Incorporation or Bylaws or other Organizational Documents of Seller or any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets are subject.

(e) Consents and Approvals. Except as set forth in the Disclosure Schedule: (i) no consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transaction contemplated hereby; and (ii) no Third-Party Consent is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby.

(f) Title to the Shares. The Shares are held beneficially and of record by Seller and are being conveyed to Purchaser free and clear of any Lien, restriction on transfer (other than any restrictions under securities laws), option, warrant, purchase right, proxy or other contract or commitment (other than this Agreement).

(g) Organization of the Company. The Company is a company, duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to own, lease and operate its properties and to conduct its business as presently conducted.

(h) Organization of the Subsidiaries.

(i) WGNEL is a company, duly organized, validly existing and in good standing under the laws of the Cayman Islands, owned 100 percent by the Company and has all requisite power and authority to own, lease and operate its properties and to conduct its business as presently conducted.

(ii) WWAI is a corporation, duly organized, validly existing and in good standing under the laws of the Republic of Panama, owned 100 percent by the Company and has all requisite power and authority to own, lease and operate its properties and to conduct its business as presently conducted.

(iii) WNL: (A) is owned 60 percent by WWAI and 40 percent by Tominco, (B) is a company, duly organized, validly existing and in good standing under the laws of the Federal Republic of Nigeria, (C) has all requisite power and authority to own, lease and operate its properties and to conduct its business as presently conducted, and (D) operates only in the Federal Republic of Nigeria.

(iv) WONL: (A) is owned 60 percent by WWAI and 40 percent by Tominco, (B) is a company, duly organized, validly existing and in good standing under the laws of the Federal Republic of Nigeria, (C) has all requisite power and authority to own, lease and operate its properties and to conduct its business as presently conducted, and (D) operates only in the Federal Republic of Nigeria.

(v) Seller has no intermediate or ultimate subsidiaries incorporated in Ghana, Togo or Benin.

(i) Investments. The Company does not own any equity interest in any corporation, general or limited partnership, limited liability company or other business entity other than the Subsidiaries.

(j) Financial Statements. Seller has provided to Purchaser true and correct copies of the unaudited combined balance sheets of the Company and the Subsidiaries as of December 31, 2004 and 2005, and September 30, 2006, and the unaudited combined statements of income and cash flows for the Company and the Subsidiaries for the periods then ended (collectively, the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except for the absence of footnotes and, in the case of the interim financial statements, subject to year-end adjustments) and fairly present in all material respects the financial position and results of operations of the Company as of their respective dates and the results of operations of the Company for the periods presented therein in accordance with GAAP. As of the date of this Agreement, to Seller’s Knowledge, neither the Company nor any of the Subsidiaries has any material liability or obligation which should be reflected as a liability on the combined balance sheet of the Company and the Subsidiaries as of the date of this Agreement under GAAP, except as and to the extent (i) reflected or reserved against in the Company Financial Statements; (ii) disclosed in the Disclosure Schedule; or (iii) of liabilities and obligations under this Agreement or incurred in the ordinary course of business since the Balance Sheet Date.

(k) Capital Structure. The authorized share capital of the Company consists of 93,771,000 ordinary shares, par value U.S.$1.00 per share, of which only the Shares are issued and outstanding. All of the Shares were validly issued and are fully paid and non-assessable. There are no other securities of the Company of any class authorized or outstanding. There are outstanding (i) no securities of the Company or any other Person convertible into or exchangeable or exercisable for equity interests in the Company; and (ii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, purchase, redeem or acquire equity interests in the Company (or securities convertible into or exchangeable or exercisable for equity interests in the Company) or obligating the Company to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement. The Shares are not subject to any proxy, voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend, disposition or other rights with respect to the Shares.

(l) Indebtedness. The Disclosure Schedule contains a true and complete list of all notes, mortgages, indentures, security agreements and other obligations and instruments for or related to any borrowing effected by the Company or any of the Subsidiaries or which have been assumed or guaranteed by the Company or any of the Subsidiaries, together with a list of all lenders, promisees and obligees with respect thereto. The Disclosure Schedule also contains a true and complete list of all letters of credit issued and outstanding for the benefit of the Company and/or any of the Subsidiaries.

(m) Absence of Certain Changes or Events. Except as set forth in the Disclosure Schedule or the Company Financial Statements or as specifically contemplated by this Agreement, to the Knowledge of Seller, since the Balance Sheet Date, the Company has operated the Business only in the usual manner, and, other than in the ordinary course of business, neither the Company nor any of the Subsidiaries has done any of the following:

(i) discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent;

(ii) paid or declared any dividends or distributions or purchased, redeemed, acquired or retired any indebtedness, stock or other securities from its shareholders or other security holders;

(iii) except for Permitted Liens, suffered or permitted any Lien to arise or be granted or created against or upon any of its assets;

(iv) amended its Organizational Documents;

(v) entered into, or permitted any amendment, supplement, modification or termination of, any Company Contract;

(vi) sold, leased, transferred, assigned or otherwise disposed of any assets that, individually or in the aggregate, had a book value at the time of such lease, transfer, assignment or disposition of U.S.$125,000 or more;

(vii) made any investment in or contribution, advance or loan to any Person;

(viii) made any material change in any of the accounting principles followed by the Company;

(ix) increased benefits or benefit plan costs or changed bonus, insurance, pension, compensation or other benefit plans or arrangements or granted any bonus or increase in wages, salary or other compensation or made any other change in employment terms to any officers, directors or employees of the Company or any of the Subsidiaries;

(x) issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligations involving more than U.S.$250,000 in the aggregate;

(xi) issued, sold, or otherwise disposed of any of its share capital or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its share capital;

(xii) made any loan to, or entered into any other transaction with, any of its directors, officers or employees;

(xiii) made any capital expenditures in excess of U.S.$500,000, individually, or U.S.$1,000,000, in the aggregate; or

(xiv) agreed, whether in writing or otherwise, to do any of the foregoing.

(n) Compliance with Laws; Permits. To the Knowledge of Seller, except for matters included in the Investigations and except as set forth in the Disclosure Schedule, the Company and the Subsidiaries are not in violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under (i) its Memorandum or Articles of Association or other Organizational Documents, (ii) any applicable law, rule, regulation, order, writ, decree or judgment of any non-Nigerian Governmental Authority, or (iii) any Company Contract, except (in the case of clause (ii) or (iii) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and/or the Subsidiaries have obtained and hold all Company Permits, except for Company Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and the Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except for the Investigations and except as set forth in the Disclosure Schedule, to the Knowledge of Seller, no investigation or review by any non-Nigerian Governmental Authority with respect to the Company or any Subsidiary is pending or threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(o) Litigation. Except for the Investigations and except as set forth in the Disclosure Schedule: (i) no litigation, arbitration, investigation or other proceeding of any Governmental Authority or any third party is pending or, to the Knowledge of Seller, threatened against the Company, any Subsidiary or any of their assets which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Company; and (ii) neither the Company nor any Subsidiary is subject to any outstanding injunction, judgment, order, decree or ruling. There is no litigation, proceeding or investigation pending or, to the Knowledge of Seller, threatened against or affecting, Seller, the Company or any Subsidiary that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller or the Company in connection with the transaction contemplated hereby.

(p) Taxes. Except as set forth in the Disclosure Schedule:

(i) The Company and each of the Subsidiaries has (A) timely filed all Tax Returns; (B) timely paid or accrued all material non-Nigerian Taxes that are due and payable for which the Company or any of the Subsidiaries may be liable; (C) complied with all applicable laws, rules, regulations, and practices relating to the payment and withholding of non-Nigerian Taxes; and (D) timely withheld from employee wages and paid over to the proper non-Nigerian Governmental Authorities all amounts required to be so withheld and paid over;

(ii) No audits or other administrative or court proceedings are presently pending with regard to any non-Nigerian Taxes for which the Company or any of the Subsidiaries would be liable;

(iii) There are no outstanding subpoenas or requests for information by any taxing authority with respect to any non-Nigerian Taxes and no agreements in effect to extend the time to file any material Tax Return or the period of limitations for the assessment or collection of any material non-Nigerian Taxes for which the Company or any of the Subsidiaries would be liable; and

(iv) To Seller’s Knowledge, there are no Liens on any of the assets of the Company or any of the Subsidiaries for unpaid taxes, other than Liens for Taxes not yet due and payable.

(q) Employee Benefit Plans.

(i) The Disclosure Schedule sets forth a complete and accurate list of all Company Employee Benefit Plans.

(ii) Except as set forth in the Disclosure Schedule, there is no material violation of applicable law with respect to the filing of applicable reports, documents and notices regarding any Company Employee Benefit Plan with any Governmental Authority or the furnishing of such documents to the participants or beneficiaries of the Company Employee Benefit Plans.

(iii) With respect to the Company Employee Benefit Plans, there exists no condition or set of circumstances that could be expected to result in liability reasonably likely to have a Material Adverse Effect on the Company under applicable law.

(iv) With respect to the Company Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Company Financial Statements, which obligations are reasonably likely to have a Material Adverse Effect on the Company.

(v) Except as set forth in the Disclosure Schedule, the Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and in accordance with all applicable laws.

(vi) Except as set forth in the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will result in any payment becoming due to any employee of the Company or any of the Subsidiaries, individually or as a group.

(r) Employment Contracts. Except as set forth in the Disclosure Schedule:

(i) Neither the Company nor any Subsidiary is subject to or obligated under any consulting, employment, severance, termination or similar arrangement or any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of its employees or any other Person; and

(ii) No employee of the Company or any of the Subsidiaries or any other Person owns, or has any right granted by the Company or any of the Subsidiaries to acquire, any interest in any of the assets or the business of the Company or any of the Subsidiaries.

(s) Labor Matters.

(i) Seller has previously provided to Purchaser a complete and accurate list of all of the Company’s and the Subsidiaries’ salaried employees, along with an indication of the total compensation of each of the Company’s executives.

(ii) Except as set forth in the Disclosure Schedule, neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor agreement with respect to any of the employees of the Company or any of the Subsidiaries. There is no pending or, to Seller’s Knowledge, threatened labor dispute, grievance, strike or work stoppage by the employees of the Company or any of the Subsidiaries.

(iii) The Company and the Subsidiaries are in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding Taxes, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(t) Accounts Receivable. All of the accounts, notes and loans receivable that have been recorded on the books of the Company and the Subsidiaries are bona fide and represent accounts, notes and loans receivable validly due for goods sold or services rendered.

(u) Insurance. The Disclosure Schedule sets forth a complete and accurate list of all insurance policies maintained by or for the Company or any of the Subsidiaries and the effective and termination dates of such policies, along with an indication of which policies are maintained by the Company or any of the Subsidiaries and which are maintained by Seller or others for the Company or any of the Subsidiaries. None of such policies or binders was obtained through the use of materially false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. To Seller’s Knowledge, there is no material default with respect to any provision contained in any such policy or binder, and neither the Company nor any of the Subsidiaries has failed to give any notice or present any claim under any such policy or binder in due and timely fashion.

(v) Contracts and Agreements. The Disclosure Schedule contains a complete and accurate list of the Company Contracts. Except as described in the Disclosure Schedule, to Seller’s Knowledge, each Company Contract is in full force and effect and is enforceable in accordance with its terms, except where the failure to be in full force and effect or enforceable would not have a Material Adverse Effect on the Company.

(w) Real Property. Except as set forth in the Disclosure Schedule: (i) neither the Company nor any Subsidiary owns any real property, and (ii) there are no proceedings, claims, disputes or conditions affecting any real property owned by the Company or any Subsidiary that might curtail or interfere with the use of such real property substantially in the manner in which it is presently being used.

(x) Title to Assets. Except as set forth in the Disclosure Schedule, and except such title matters which do not have a Material Adverse Effect on the Company, the Company and the Subsidiaries have good and marketable title to all of the properties and assets of every kind, character and description, both real and personal, tangible and intangible (other than easements and properties and assets under lease), necessary to conduct their respective businesses substantially in the manner in which they are presently being conducted, free and clear of all Liens, except for Permitted Liens. Except as set forth in the Disclosure Schedule, neither Seller nor any of its Affiliates (other than the Company and the Subsidiaries) has any right, title or interest or any claim thereto in any of such properties or assets. It is acknowledged that the Company and the Subsidiaries do not own the items of equipment that are on lease from Pipeline Machinery International, LP.

(y) Leases. To Seller’s Knowledge: (i) the Disclosure Schedule contains a true and complete list of all material leases of real and personal property to which the Company or any Subsidiary is a party, and (ii) each such lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except where the failure to be valid, binding, enforceable or in full force and effect would not have a Material Adverse Effect on the Company.

(z) Environmental Matters. Except as set forth in the Disclosure Schedule, to Seller’s Knowledge:

(i) The Company and the Subsidiaries have conducted their businesses and operated their assets, and are conducting their businesses and operating their assets, in material compliance with all Environmental Laws;

(ii) The Company has not been notified by any Governmental Authority or other third party that any of the operations or assets of the Company or any Subsidiary is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

(iii) Neither the Company, any Subsidiary nor any other Person has filed any notice indicating that (A) the Company or any Subsidiary is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (B) any Hazardous Material is improperly stored or disposed of upon any property of the Company or any of the Subsidiaries; and

(iv) Neither the Company nor any Subsidiary has any material contingent liability in connection with (A) the release or threatened release into the environment at, beneath or on any property now or previously owned or leased by the Company or any Subsidiary, or (B) the storage or disposal of any Hazardous Material.

(aa) Powers of Attorney; Authorized Signatories. The Disclosure Schedule lists (i) the names and addresses of all persons holding powers of attorney on behalf of the Company or any of the Subsidiaries; and (ii) the names of all banks and other financial institutions in which the Company or any Subsidiary currently has an account, deposit or safe deposit box, along with the account numbers and the names of all persons authorized to draw on such accounts or deposits or to have access to such boxes.

(bb) Delivery of Documents. True and complete copies of all written instruments described or listed on the Disclosure Schedule have been delivered or made available to Purchaser.

4.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that the following statements are true and correct as of the Closing Date:

(a) Organization of Purchaser. Purchaser is a private limited liability company, duly organized, validly existing and in good standing under the laws of Nigeria and has all requisite power and authority to own, lease and operate its properties, to conduct its business as presently conducted, and to enter into and perform its obligations under this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transaction contemplated hereby. The following Persons constitute all of the legal and beneficial owners of equity interests in Purchaser: Berkeley Group plc, a Federal Republic of Nigeria company, and Emmanuel Chibuzor Nwachukwu, an individual.

(b) Authority. Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized by all necessary entity and other action, and no further entity or other action is necessary on the part of Purchaser for Purchaser to execute and deliver this Agreement and to consummate and perform its obligations hereunder and under the other agreements and instruments to be executed and delivered by it in connection with the transaction contemplated hereby.

(c) Validity and Binding Effect. This Agreement has been, and the other agreements, certificates, stock powers and instruments to be executed and delivered by Purchaser in connection with the transaction contemplated hereby will be, duly executed and delivered on behalf of Purchaser and constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity.

(d) Noncontravention; Compliance with Laws. Neither the execution and delivery of this Agreement, nor the consummation of the transaction contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Purchaser is subject; or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under the Organizational Documents of Purchaser or any agreement, contract, lease, license, instrument, or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets are subject. To the Knowledge of Purchaser, Purchaser is not in violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under (1) its Organizational Documents; or (2) any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority except for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser or Seller.

(e) Consents and Approvals. Except as set forth in Schedule 4.2: (i) no consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transaction contemplated hereby; and (ii) no Third-Party Consent is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby.

(f) Litigation. There is no litigation, proceeding or investigation pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Purchaser in connection with the transaction contemplated hereby.

(g) Funding. Purchaser has access to adequate funds in an aggregate amount sufficient to pay (i) all amounts required to be paid to Seller upon and following the Closing under this Agreement, and (ii) all expenses incurred or which will be incurred by Purchaser in connection with this Agreement and the transaction contemplated hereby.

(h) Investment Intent. Purchaser is acquiring the Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, except in compliance with applicable state and federal securities laws.

4.3 Brokers’ Fees. Each of Seller and Purchaser represents and warrants to the other that it has not incurred any liability for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation in connection with or in any way related to the transaction contemplated by this Agreement, except that (i) J.P. Morgan Securities Inc. (“JPMorgan”) has acted as an advisor to Seller in connection with the transaction contemplated under this Agreement, (ii) Mr. Ken Hebert (“Hebert”) may be entitled to a fee from Seller post Closing for services rendered in connection with this Agreement, and (iii) Frontier Capital Limited (“Frontier”) and Suffix Energy Solutions Limited (“Suffix”) have acted as advisors to Purchaser in connection with the transaction contemplated under this Agreement. Any and all obligations to JPMorgan and/or Hebert in connection with the transaction contemplated in this Agreement shall be paid by Seller. Any and all obligations to Frontier and/or Suffix in connection with the transaction contemplated in this Agreement shall be paid by Purchaser. Each of Purchaser and Seller agrees to indemnify, defend and hold the other and its directors, officers and Affiliates harmless from any claim or demand for any commission, fee or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the indemnifying party, and to bear the cost of attorneys’ fees and expenses incurred in defending against any such claim.

ARTICLE V

COVENANTS

5.1 Additional Arrangements. Each of the Parties shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transaction contemplated hereby to be performed or satisfied on a timely basis, including the obligation of Purchaser prior to or concurrently with the Closing to replace and obtain the release of, or to backstop, all letters of credit, bonds and guarantees for those currently issued by or on behalf of Seller and/or any of its Affiliates for the benefit of the Company and/or any of the Subsidiaries. If any such letter of credit, bond or guarantee is not released at or prior to the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates in respect of the unreleased letter of credit, bond or guarantee.

5.2 Public Announcements. The Parties will consult with each other before issuing any press release or otherwise making any public statement with respect to the transaction contemplated by this Agreement, and neither of the Parties shall issue any press release or make any such public statement prior to obtaining the approval of the other; provided, however, that prior notice shall be required but prior approval shall not be required where such release or announcement is required by applicable law, securities regulations or stock exchange rules; and provided further, that either Seller, the Company or Purchaser may respond to inquiries by the press or others regarding the transaction contemplated by this Agreement, so long as such responses are consistent with such party’s previously issued press releases.

5.3 Payment of Expenses. Each Party shall bear its own expenses incurred in connection with the transaction contemplated herein, including all fees and expenses of agents, representatives, counsel and accountants engaged by it.

5.4 Non-Compete. For a period of 10 years from the date hereof, except pursuant to the Transition Services Agreement, neither Seller nor any of its subsidiaries shall be engaged either in or in respect of Nigeria whether directly or indirectly in any business of the kind carried on hitherto by any of the Subsidiaries relating to Nigeria.

5.5 Compliance with Law and Rules. The Parties acknowledge that Seller and all of its employees, officers, directors and representatives are subject to the United States Foreign Corrupt Practices Act of 1977 (“FCPA”) and that, accordingly, all of Purchaser’s activities under or in connection with this Agreement are subject to the requirements of the FCPA. Purchaser warrants that it has read and understands the full text of the FCPA. Purchaser certifies that, in connection with the transaction contemplated by this Agreement: (i) its conduct is consistent with the FCPA and (ii) it has not engaged in any conduct contrary to the FCPA.

5.6 Further Assurances. Seller agrees that, from time to time after the Closing Date, it will execute and deliver such further instruments of conveyance and transfer and take such other action as Purchaser may reasonably request in order more effectively to convey and transfer to Purchaser the Shares.

5.7 Confidentiality. The Confidentiality Agreement shall remain in full force and effect following the execution of this Agreement until terminated as described therein and is hereby incorporated herein by reference and shall constitute a part of this Agreement for all purposes. Any and all information received by Purchaser pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.

5.8 Preservation of Files and Records. For a period of seven years after the Closing Date: (a) Purchaser shall preserve all files and records relating to the Company that are less than seven years old and that relate to any period prior to the Closing Date, shall allow Seller or its designee reasonable access to such files and records and the right to make copies and extracts therefrom at any time during normal business hours and shall not dispose of any thereof without first offering them to Seller; and (b) Seller shall preserve all files and records relating to the Company that are less than seven years old and that are retained by Seller, shall allow Purchaser or its designee reasonable access to such files and records relating to the Company as may be in Seller’s possession and the right to make copies and extracts therefrom at any time during normal business hours and shall not dispose of any thereof without first offering them to Purchaser.

5.9 Insurance. The Parties acknowledge that, as of the Closing Date, all insurance coverage maintained by Seller or others (other than the Company and the Subsidiaries) covering the Company and/or the Subsidiaries may be terminated and cancelled; provided, however, Seller will use reasonable efforts to arrange for the continuation of such insurance coverage for a period ending on February 28, 2007, at Purchaser’s cost.

5.10 Tominco. Seller has arranged for the acquisition by Purchaser’s nominee of all of the equity interests in WNL and WONL not currently owned by WWAI, effective as of the Closing Date, for a total purchase price of U.S.$10,500,000, one-half payable at the Closing Date and the balance payable 180 days after the Closing Date. Seller and Purchaser shall cooperate with each other to complete this transaction. Seller shall make such payments or shall cause such payments to be made.

ARTICLE VI

INDEMNIFICATION AND THIRD PARTY CLAIMS

6.1 Indemnification.

(a) Each of Seller and Purchaser (each an “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party, and its directors, officers, employees and Affiliates (hereinafter, collectively, “related persons”), from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including reasonable fees and expenses of counsel (collectively, “Damages”) asserted against, resulting to, imposed upon or incurred by such other Party or such other Party’s related persons (each an “Indemnified Person”), to the extent resulting from (i) the inaccuracy or breach of any representation or warranty of the Indemnifying Party contained in or made pursuant to this Agreement or (ii) the breach of any covenant of the Indemnifying Party contained in or made pursuant to this Agreement.

(b) In addition, Seller shall indemnify, defend and hold harmless Purchaser, its related persons, the Company and the Subsidiaries from and against all Damages arising out of or in respect of (i) the Investigations, save and except for Damages in the Federal Republic of Nigeria or elsewhere in West Africa relating to the Investigations, and (ii) the U.S. litigation set forth in Section 4.1(o) of the Disclosure Schedule, which, in each case, shall be managed by Seller.

(c) Except as set forth in Section 6.1(b), Purchaser hereby waives irrevocably and without reservation any right to any Claim against Seller, or any Affiliate of Seller, for indemnification and/or for Damages of any kind or character if such item, event or circumstance is disclosed in the Disclosure Schedule, except to the extent of any material inaccuracy or fraudulent misrepresentation made therein.

6.2 Defense of Third Party Claims. In the event any Claim is asserted against any Indemnified Person by a third party, the Indemnified Person shall, with reasonable promptness, notify the Indemnifying Party of such Claim. If the Indemnified Person does not so notify the

Indemnifying Party within 15 days after becoming aware of such Claim, then the Indemnifying Party shall, if such delay materially prejudices the Indemnifying Party with respect to the defense of such Claim, be relieved of liability hereunder in respect of such Claim to the extent of the damage caused by such delay. In any such proceeding, following receipt of notice properly given, the Indemnifying Party shall be entitled, at its sole discretion, to assume the entire defense of such Claim (with counsel selected by it which is reasonably satisfactory to the Indemnified Person or Persons), and the Indemnifying Party shall bear the entire cost of defending such Claim. The Indemnifying Party shall not have the right to settle any such Claim without the written consent of the Indemnified Person or Persons, which consent shall not be unreasonably withheld. In the event of the assumption of the defense by the Indemnifying Party, the Indemnifying Party shall not be liable for any further legal or other expenses subsequently incurred by the Indemnified Persons in connection with such defense unless otherwise agreed to in writing by the Indemnifying Party or as herein provided; provided, however, the Indemnified Persons shall have the right to participate in such defense, at their own cost, and shall have the obligation to cooperate therewith.

6.3 Limits on Indemnity Obligations.

(a) No Indemnified Person shall be entitled to seek indemnification from any Indemnifying Party pursuant to this Article VI with respect to any Claim unless such Indemnified Person notifies such Indemnifying Party of such Claim within one year after the Closing Date; provided, however, such time limit shall not apply to Claims under Section 6.1(b).

(b) If the total amount of all Claims (each of which individually involves more than U.S.$100,000 in amount) which Purchaser or any of its related persons has the right to assert against Seller under this Article VI (“Purchaser Claims”) does not exceed the aggregate amount of U.S.$1,000,000 (the “Basket”), then Seller shall have no obligation under this Article VIII with respect to any such Claim, except that the Basket shall not apply to Claims involving title to the Shares or intentional or fraudulent material misrepresentations or omissions. If the total amount of all Purchaser Claims exceeds the Basket, then Seller’s obligations under this Article VIII shall be limited to the amount by which the aggregate amount of all Purchaser Claims exceeds the Basket. The Basket shall not apply to Claims under Section 6.1(b).

(c) Seller’s obligations under this Article VI shall be limited to an aggregate maximum amount equal to 10 percent of the Purchase Price, except that such limitation shall not apply to Claims involving title to the Shares or intentional or fraudulent material misrepresentations or omissions, and/or Claims under Section 6.1(b).

(d) The amount of any indemnification provided under this Article VI shall be net of any amounts actually recovered under insurance policies and shall be adjusted to take account of the present value, discounted at a rate equal to the Reference Rate in effect at the time such calculation is required to be made, of any tax benefit or burden actually recognized or incurred by the Indemnified Person as a result of such indemnification payment and the event giving rise thereto.

(e) Seller shall not have any liability for any misrepresentation or breach of warranty if and to the extent that the Claim resulting from such misrepresentation or breach of warranty is covered by an adjustment to the Closing Purchase Price, whether or not such liabilities, issues or problems arise inside or outside of the Federal Republic of Nigeria.

(f) Seller shall not have any liability for client-related liabilities, issues or problems arising out of or in respect of matters that are the subject matter of the Investigations.

6.4 Remedy. Notwithstanding any provision of this Agreement to the contrary, Purchaser’s and Seller’s remedy for any breach of any of the provisions of Article IV or V, whether expressed as a claim for indemnification, breach of contract or otherwise, shall be subject to the procedures and limitations set forth in this Article VI, excluding, however, any cause of action for specific performance.

6.5 Survival. The representations, warranties, covenants and agreements made in this Agreement or in any certificate or instrument delivered in connection herewith shall be in full force and effect notwithstanding any investigation made by or disclosure made to any Party, whether before or after the date hereof, shall survive the execution and delivery of this Agreement, and shall survive the Closing and continue to be applicable and binding thereafter for a period of one year after the Closing Date, at which time the same shall terminate and be extinguished.

ARTICLE VII

MISCELLANEOUS

7.1 Governing Law and Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of England exclusively without giving effect to the conflicts of law or choice of law rules thereof. With respect to any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any interpretation of this Agreement, and solely for the purposes of this Agreement, each of the Parties agrees to submit disputes to arbitration in accordance with Section 7.10; however, notwithstanding the foregoing, the Parties may apply to the High Court of England and Wales in London for an injunction in accordance with Section 7.9. Furthermore, the Parties hereby expressly waive any entitlement they might have to commence any proceedings, and agree not to commence any proceedings of whatsoever nature, in connection with this Agreement or the subject matter hereof in any Nigerian court and further agree that the Nigerian courts shall have no jurisdiction whatsoever in respect of this Agreement or the subject matter hereof until such time as there has been a complete disposition of the matter in the High Court of England and Wales in London, England.

7.2 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

7.3 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

7.4 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto and the Confidentiality Agreement) constitutes the entire agreement between the Parties, and supersedes any prior understandings, agreements, arrangements and representations between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

7.5 Notices. All notices, requests, demands, claims and other communications required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery (effective upon delivery), (b) facsimile transmission (effective on the next day after transmission), (c) recognized overnight delivery service (effective on the next day after delivery to the delivery service), or (d) registered or certified mail, return receipt requested and postage prepaid (effective on the third day after being so mailed), in each case addressed to the intended recipient as set forth below:

If to Purchaser:

Ascot Offshore Nigeria Limited

Plot 18 RIVOC Road

Trans Amadi Industrial Layout

Port Harcourt, Rivers State

Nigeria

Facsimile: (2341) 2610455 and 2610456

Attention: Mr. Henry Imasekha

with copies to:

Frontier Capital Limited

UBA House, 8th Floor

57 Marina, Lagos

Nigeria

Facsimile: (2341) 2667201

Attention: Mr. Femi Edun

and

Adepetun Caxton-Martins Agbor & Segun

9th Floor, St. Nicholas House

Catholic Mission Street

Lagos

Nigeria

Facsimile: (2341) 2647374

Attention: Mr. Sola Adepetun

If to Seller:

Willbros Group, Inc.

Edificio P.H. Plaza 2000, Calle 50

Apartado 0816-01098

Panama City, Panama

Facsimile: 507-265-3863

Attention: Company Secretary

with copies to:

c/o Willbros USA, Inc.

4400 Post Oak Parkway, Suite 1000

Houston, Texas 77027

U.S.A.

Facsimile: +1-713-403-8136

Attention: General Counsel

and

Conner & Winters, LLP

4000 One Williams Center

Tulsa, Oklahoma 74172-0148

U.S.A.

Facsimile: +1-918-586-8625

Attention: Robert A. Curry

Either Party may change its address(es) for receiving notices by giving written notice of such change to the other Party in accordance with this Section 7.5.

7.6 Amendment. This Agreement may be amended by the Parties at any time only by a written instrument signed by each of the Parties.

7.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

7.8 Waivers. At any time prior to or after the Closing Date, either Party may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, or (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of either Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by either Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

7.9 Enforcement of this Agreement. In the event that any provision of this Agreement is not performed in accordance with the terms hereof, the Parties hereby recognize and agree that irreparable damage will necessarily occur and, notwithstanding Section 7.1, the Party affected thereby shall be entitled to apply to the High Court of England and Wales for an injunction to prevent such breach, or continuing breach, of this Agreement and/or specific performance of the terms and provisions hereof, in addition to any other remedy available under English law, including those prescribed by Section 44 of the English Arbitration Act 1996. The Parties agree that any application to the High Court of England and Wales made hereunder shall be one of urgency, and legal proceedings may be immediately commenced in the English Court notwithstanding that the Dispute Resolution procedure prescribed below has yet to be initiated. Any injunction or order so issued shall be enforceable in any court having jurisdiction over the Parties.

7.10 Dispute Resolution.

(a) Subject to Section 7.9, any dispute, controversy or claim arising out of, in relation to or in connection with this Agreement, including any dispute as to the existence, construction, validity, interpretation, enforceability or breach of representation of this Agreement (“Dispute”), shall be exclusively and finally settled with no right of appeal, as set forth in this Section 7.10.

(b) Should the Parties be unable to resolve the Dispute within seven days after written notice of the Dispute being served on the other Party, or after such other period of time as mutually agreed by the Parties, then either Party may initiate binding arbitration by giving written notice to the other Party.

(c) The arbitration will be administered by the London Court of International Arbitration (the “LCIA”) using the Arbitration Rules of the United Nations Commission on International Trade Law, but expressly excluding any discovery, documentary disclosure or similar process (the “UNCITRAL Rules”), except as the Parties shall otherwise mutually agree. The LCIA is hereby designated as the appointing authority. The place of arbitration shall be London, England, and the language to be used in the arbitral proceedings shall be English.

(d) The arbitration shall be conducted by a sole arbitrator. Procedure for selection of the arbitrator shall be in accordance with the pertinent articles of the UNCITRAL Rules.

(e) The arbitrator shall be fluent in the English language and shall at all times remain wholly independent, fair and impartial regarding the Dispute and the Parties.

(f) The Parties agree that the Dispute should be resolved as speedily as possible. Therefore, any time limits specified in the UNCITRAL Rules shall be strictly complied with and the award should be issued by the arbitrator within three months of the commencement of the proceedings, or as soon thereafter as possible.

(g) The arbitrator shall give a reasoned award in writing and any award shall be final and binding. The Parties expressly agree to exclude any right of appeal or (except for enforcement or confirmation or application pursuant to Section 7.9) reference to any court. The arbitration award may be enforced by judgment or otherwise in any court having jurisdiction over the award or person or the assets of the owing Party. Applications may be made to such court for judicial recognition of the award and/or an order of enforcement, as the case may be.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as a Deed by their duly authorized representatives as of the date first above written.

“Purchaser”		“Seller”

ASCOT OFFSHORE NIGERIA LIMITED		WILLBROS GROUP, INC.

By:	/s/ Henry Efe Imasekha	By:	/s/ Gay S. Mayeux
	Henry Efe Imasekha		Gay S. Mayeux
	Chairman		Attorney-in-Fact